Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2015 AND UPDATES FULL YEAR 2015 EXPECTATIONS

■	Second Quarter 2015 Revenue:	$1.54 billion; down 0.5%
■	Second Quarter 2015 Operating Income:	$174 million; up 9%
■	Second Quarter 2015 EPS:	88 cents vs. 79 cents

LOWELL, ARKANSAS, July 17, 2015 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2015 net earnings of $103.4 million, or diluted earnings per share of 88 cents vs. second quarter 2014 net earnings of $93.4 million, or 79 cents per diluted share.

Total operating revenue for the current quarter was $1.54 billion, compared with $1.55 billion for the second quarter 2014. Customer rate increases across all business units, load growth of 2% in Intermodal (JBI), a 6% increase in revenue producing trucks in Dedicated Contract Services (DCS) and load growth of 12% in Integrated Capacity Solutions (ICS) could not offset the decrease in fuel surcharge revenue, sluggish consumer freight demand and lower equipment utilization in our Truck (JBT) business segment resulting in flat consolidated revenue compared to prior year. Current quarter total operating revenue, excluding fuel surcharges, increased 7% vs. the comparable quarter 2014.

Operating income for the current quarter totaled $174 million vs. $159 million for the second quarter 2014. The increase in operating income was primarily from customer rate increases, less reliance on outsourced JBI drayage and DCS capacity coverage, load growth, freight mix changes and improved equipment fuel economy. The operating income increase was partially offset by an approximate $14.1 million charge for corporate wide streamlining and technology redevelopment costs, the benefits of which are expected to be realized over the next two fiscal years, lower box turns from slower train velocities, higher driver recruiting and retention costs, higher workers’ compensation costs and increased toll costs compared to second quarter 2014.

Interest expense in the current quarter decreased due to lower overall debt levels from the same period last year. The second quarter 2014 reflected the accelerated payment of $100 million of 6.08% fixed rate senior notes that would have matured in July 2014. The effective income tax rate for the quarter was 38.10% for both second quarter 2015 and 2014. The 2015 annual tax rate is expected to be approximately 38.10%.

The Company also posted revised full year 2015 Financial Expectations on its website under the Investors tab at www.jbhunt.com.

Segment Information:

Intermodal (JBI)
■ Second Quarter 2015 Segment Revenue:	$905 million; down 3%
■ Second Quarter 2015 Operating Income:	$118.6 million; up 5%

Overall volumes increased 2% over the same period in 2014. Eastern network realized load growth of 3% and Transcontinental loads grew 1% over the second quarter 2014. The lingering effects of disruptive shipping patterns due to the west coast port issues, slow rail service recovery and a softer consumer driven freight demand all contributed to slower load volume growth. Revenue decreased 3% reflecting the 2% volume growth and an approximate 4.5% decrease in revenue per load, which is the combination of changes in customer rate, freight mix and fuel surcharges. Revenue per load excluding fuel surcharge increased approximately 4% over second quarter 2014.

Operating income increased 5% over prior year. Benefits from rate increases, reduced reliance on outsourced dray carriers, lower insurance and cargo claim costs and lower fleet maintenance costs were partially offset by approximately $6.4 million in corporate wide streamlining and technology redevelopment costs, increases in rail purchased transportation rates and slower rail service recovery that negatively impacted the network fluidity and decreased box turns. The current period ended with approximately 76,300 units of trailing capacity and 4,900 power units in the dray fleet.

Dedicated Contract Services (DCS)
■ Second Quarter 2015 Segment Revenue:	$367 million; up 5%
■ Second Quarter 2015 Operating Income:	$40.6 million; up 34%

DCS revenue increased 5% during the current quarter over the same period in 2014. Productivity (revenue per truck per week) decreased by approximately 1% vs. 2014 primarily from lower fuel surcharge revenue. Productivity excluding fuel surcharge increased 5% from a year ago primarily from customer rate increases and increased customer demand. A net additional 413 revenue producing trucks, approximately 58% representing private fleet conversions versus traditional dedicated capacity services, were in the fleet by the end of the quarter compared to prior year primarily from new contract implementations in the current and prior periods. Customer retention rates remain above 96% as value driven services continue to support necessary rate increases.

Operating income increased by 34% from a year ago. Revenues from new accounts, higher productivity excluding fuel surcharge, less reliance on third party carrier capacity and lower equipment maintenance costs were partially offset with approximately $2.6 million in corporate wide streamlining and technology redevelopment costs and higher driver wages and recruiting costs.

Integrated Capacity Solutions (ICS)
■ Second Quarter 2015 Segment Revenue:	$174 million; up 0.6%
■ Second Quarter 2015 Operating Income:	$4.9 million; down 21%

ICS revenue was flat compared to the second quarter 2014. Volumes increased 12% while revenue per load decreased 10%, primarily from lower fuel prices and less transactional customer demand versus second quarter 2014. Contractual volumes increased 32% to approximately 70% of total load volume and 62% of total revenue compared to 60% and 52%, respectively, in second quarter 2014.

Operating income decreased 21% over the same period 2014. Gross profit margin increased to 15.2% in the current quarter vs. 12.7% last year. Improvements in gross profit margin were offset by approximately $4.4 million in corporate wide streamlining and technology redevelopment costs and higher personnel costs as the total branch count increased to 31 from 26 compared to second quarter 2014. The carrier base increased 17% and the employee count increased 18% vs. second quarter 2014.

Truck (JBT)
■ Second Quarter 2015 Segment Revenue:	$98 million; down 3.5%
■ Second Quarter 2015 Operating Income:	$9.7 million; up 3%

JBT revenue for the current quarter was down 3.5% compared to the same period in 2014. Revenue excluding fuel surcharges increased 2%, primarily from increased truck count and core rate increases of approximately 6.5% partially offset by less spot activity and lower utilization per tractor. At the end of the period, JBT operated 2,073 tractors compared to 1,860 a year ago.

Operating income increased 3% compared to the same quarter 2014. Favorable changes in core rates, increased truck count, lower equipment maintenance costs and improved fuel economy were partially offset by increased driver and independent contractor costs per mile, increased driver hiring costs, approximately $2.6 million of lower equipment gains and approximately $700,000 in corporate wide streamlining and technology redevelopment costs compared to second quarter 2014.

Cash Flow and Capitalization:

At June 30, 2015, we had a total of $893 million outstanding on various debt instruments compared to $874 million at June 30, 2014 and $934 million at December 31, 2014.

Our net capital expenditures for the six months ended June 30, 2015 approximated $319 million compared to $353 million for the same period 2014. At June 30, 2015, we had cash and cash equivalents of $5.6 million.

We purchased approximately 331,000 shares of our common stock during the quarter for $28 million. At June 30, 2015 we had approximately $179 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2015 approximated 116.3 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2014. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2015		2014
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,360,631		$1,268,636
Fuel surcharge revenues	179,326		279,231
Total operating revenues	1,539,957	100.0%	1,547,867	100.0%

Operating expenses
Rents and purchased transportation	730,851	47.5%	775,485	50.1%
Salaries, wages and employee benefits	348,277	22.6%	320,016	20.7%
Fuel and fuel taxes	84,891	5.5%	116,999	7.6%
Depreciation and amortization	83,661	5.4%	71,726	4.6%
Operating supplies and expenses	56,718	3.7%	58,173	3.8%
Insurance and claims	18,207	1.2%	19,886	1.3%
General and administrative expenses, net of asset dispositions	27,670	1.8%	11,547	0.7%
Operating taxes and licenses	10,734	0.7%	9,650	0.6%
Communication and utilities	5,213	0.3%	5,155	0.3%
Total operating expenses	1,366,222	88.7%	1,388,637	89.7%
Operating income	173,735	11.3%	159,230	10.3%
Net interest expense	6,661	0.5%	8,329	0.6%
Earnings before income taxes	167,074	10.8%	150,901	9.7%
Income taxes	63,655	4.1%	57,493	3.7%
Net earnings	$103,419	6.7%	$93,408	6.0%
Average diluted shares outstanding	117,811		118,541
Diluted earnings per share	$0.88		$0.79

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2015		2014
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,624,541		$2,420,985
Fuel surcharge revenues	355,596		533,789
Total operating revenues	2,980,137	100.0%	2,954,774	100.0%

Operating expenses
Rents and purchased transportation	1,424,535	47.8%	1,480,900	50.1%
Salaries, wages and employee benefits	678,786	22.8%	624,410	21.1%
Fuel and fuel taxes	166,704	5.6%	236,949	8.0%
Depreciation and amortization	165,038	5.5%	140,693	4.8%
Operating supplies and expenses	107,199	3.6%	108,961	3.7%
Insurance and claims	35,635	1.2%	35,718	1.2%
General and administrative expenses, net of asset dispositions	41,606	1.4%	21,470	0.7%
Operating taxes and licenses	20,822	0.7%	18,623	0.6%
Communication and utilities	10,857	0.4%	10,513	0.4%
Total operating expenses	2,651,182	89.0%	2,678,237	90.6%
Operating income	328,955	11.0%	276,537	9.4%
Net interest expense	13,364	0.4%	14,710	0.5%
Earnings before income taxes	315,591	10.6%	261,827	8.9%
Income taxes	120,240	4.0%	99,756	3.4%
Net earnings	$195,351	6.6%	$162,071	5.5%
Average diluted shares outstanding	117,805		118,740
Diluted earnings per share	$1.66		$1.36

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2015		2014
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$904,868	59%	$930,668	60%
Dedicated	366,716	24%	347,730	22%
Integrated Capacity Solutions	173,879	11%	172,894	11%
Truck	97,509	6%	101,074	7%
Subtotal	1,542,972	100%	1,552,366	100%
Intersegment eliminations	(3,015)	(0%)	(4,499)	(0%)
Consolidated revenue	$1,539,957	100%	$1,547,867	100%

Operating income

Intermodal	$118,617	68%	$113,394	71%
Dedicated	40,573	23%	30,318	19%
Integrated Capacity Solutions	4,893	3%	6,222	4%
Truck	9,675	6%	9,363	6%
Other (1)	(23)	(0%)	(67)	(0%)
Operating income	$173,735	100.0%	$159,230	100%

	Six Months Ended June 30
	2015		2014
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,748,757	59%	$1,766,163	60%
Dedicated	711,905	24%	669,771	23%
Integrated Capacity Solutions	337,090	11%	335,524	11%
Truck	188,697	6%	193,544	6%
Subtotal	2,986,449	100%	2,965,002	100%
Intersegment eliminations	(6,312)	(0%)	(10,228)	(0%)
Consolidated revenue	$2,980,137	100%	$2,954,774	100%

Operating income

Intermodal	$222,879	68%	$206,566	75%
Dedicated	76,388	23%	45,918	17%
Integrated Capacity Solutions	11,522	4%	12,346	4%
Truck	18,204	5%	11,811	4%
Other (1)	(38)	(0%)	(104)	(0%)
Operating income	$328,955	100%	$276,537	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2015	2014

Intermodal

Loads	436,466	429,438
Average length of haul	1,642	1,643
Revenue per load	$2,073	$2,167
Average tractors during the period *	4,915	4,447

Tractors (end of period)
Company-owned	4,186	3,868
Independent contractor	701	678
Total tractors	4,887	4,546

Net change in trailing equipment during the period	2,086	2,160
Trailing equipment (end of period)	76,279	69,724
Average effective trailing equipment usage	70,823	67,534

Dedicated

Loads	562,017	522,117
Average length of haul	176	178
Revenue per truck per week**	$4,096	$4,117
Average trucks during the period***	6,921	6,538

Trucks (end of period)
Company-owned	6,543	6,050
Independent contractor	7	6
Customer-owned (Dedicated operated)	422	503
Total trucks	6,972	6,559

Trailing equipment (end of period)	20,989	19,696
Average effective trailing equipment usage	22,275	20,721

Integrated Capacity Solutions

Loads	123,082	109,803
Revenue per load	$1,413	$1,575
Gross profit margin	15.2%	12.7%
Employee count (end of period)	636	540
Approximate number of third-party carriers (end of period)	42,300	36,300

Truck

Loads	93,225	101,044
Average length of haul	435	384
Loaded miles (000)	40,355	38,720
Total miles (000)	47,752	45,718
Average nonpaid empty miles per load	77.1	67.8
Revenue per tractor per week**	$3,802	$4,226
Average tractors during the period *	2,021	1,877

Tractors (end of period)
Company-owned	1,510	1,215
Independent contractor	563	645
Total tractors	2,073	1,860

Trailers (end of period)	7,479	6,576
Average effective trailing equipment usage	6,392	5,718

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2015	2014

Intermodal

Loads	846,763	815,424
Average length of haul	1,643	1,656
Revenue per load	$2,065	$2,166
Average tractors during the period *	4,866	4,348

Tractors (end of period)
Company-owned	4,186	3,868
Independent contractor	701	678
Total tractors	4,887	4,546

Net change in trailing equipment during the period	2,981	3,745
Trailing equipment (end of period)	76,279	69,724
Average effective trailing equipment usage	69,758	66,367

Dedicated

Loads	1,092,779	1,008,788
Average length of haul	176	179
Revenue per truck per week**	$4,032	$4,016
Average trucks during the period***	6,887	6,514

Trucks (end of period)
Company-owned	6,543	6,050
Independent contractor	7	6
Customer-owned (Dedicated operated)	422	503
Total trucks	6,972	6,559

Trailing equipment (end of period)	20,989	19,696
Average effective trailing equipment usage	22,276	20,533

Integrated Capacity Solutions

Loads	244,044	212,886
Revenue per load	$1,381	$1,576
Gross profit margin	14.5%	12.4%
Employee count (end of period)	636	540
Approximate number of third-party carriers (end of period)	42,300	36,300

Truck

Loads	179,468	191,042
Average length of haul	443	396
Loaded miles (000)	78,991	75,715
Total miles (000)	93,206	89,189
Average nonpaid empty miles per load	76.0	67.9
Revenue per tractor per week**	$3,754	$4,040
Average tractors during the period*	1,982	1,884

Tractors (end of period)
Company-owned	1,510	1,215
Independent contractor	563	645
Total tractors	2,073	1,860

Trailers (end of period)	7,479	6,576
Average effective trailing equipment usage	6,208	5,774

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,586	$5,961
Accounts Receivable	665,241	653,795
Prepaid expenses and other	97,172	201,743
Deferred income taxes	18,631	18,631
Total current assets	786,630	880,130
Property and equipment	3,881,077	3,719,757
Less accumulated depreciation	1,254,973	1,237,225
Net property and equipment	2,626,104	2,482,532
Other assets	72,616	34,455
	$3,485,350	$3,397,117

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$250,000
Trade accounts payable	341,520	325,838
Claims accruals	98,423	96,719
Accrued payroll	65,671	80,547
Other accrued expenses	20,991	17,966
Total current liabilities	776,605	771,070

Long-term debt	643,202	683,539
Other long-term liabilities	59,197	59,561
Deferred income taxes	667,141	678,424
Stockholders' equity	1,339,205	1,204,523
	$3,485,350	$3,397,117

Supplemental Data

(unaudited)

	June 30, 2015	December 31, 2014

Actual shares outstanding at end of period (000)	116,251	116,575

Book value per actual share outstanding at end of period	$11.52	$10.33

	Six Months Ended June 30
	2015	2014

Net cash provided by operating activities (000)	$453,537	$301,001

Net capital expenditures (000)	$319,343	$352,843